NEWS RELEASE

                                                      IMMEDIATE (March 24, 1995)

MICHAEL F. SANDLER
Senior Vice President -- Finance
MEDIQ Incorporated
(609) 665-9399

MEDIQ ANNOUNCES ACTION FILED AGAINST THE COMPANY

    PENNSAUKEN, NJ -- MEDIQ Incorporated (AMEX) today announced that an action had been filed in the Court of Chancery of the State of Delaware by two stockholders against the Company and its directors.
The suit, which seeks status as a class action on behalf of all MEDIQ stockholders, alleges breaches of the fiduciary duties of the directors and the Company in connection with the previously announced proposal submitted to the Board of Directors by a management group for purchase of all of the outstanding shares of common and preferred stock. The class action suit seeks an injunction to prevent the proposed transaction from being pursued, as well as compensatory damages and attorney's fees. The Company believes that this suit is without merit, and had retained counsel to defend the Company.

    MEDIQ Incorporated, whose shares (MED and MED.Pr) and debentures (MED.C and MED.NP) are traded on the American Stock Exchange, provides essential healthcare services in a cost effective manner to a variety of healthcare providers. MEDIQ's principal business is MEDIQ/PRN, the country's leading provider of life support and critical care medical equipment on a rental basis. Other MEDIQ operations include portable x-ray and EKG, nuclear imaging and ultrasound services, healthcare facility planning, design and project management and utilization review of medical claims made to insurance companies. MEDIQ also owns 47% of PCI Services, Inc. (NASDAQ:PCIS), a leading independent provider of pharmaceutical packaging services; 47% of NutraMax Products, Inc. (NASDAQ:NMPC), a leading private label health and personal care products company, marketing products in the feminine needs, cough/cold, baby care, eye care and personal care categories;
and 40% of MMI Medical, Inc. (NASDAQ:MMIM), a leading independent provider of cost-effective specialized services to hospital radiology departments and other healthcare providers.